Exhibit 99.1

Okta Names Emilie Choi to Board of Directors

SAN FRANCISCO – August 22, 2022 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced that Emilie Choi, President and Chief Operating Officer of Coinbase Global, Inc., has been appointed to the company’s board of directors, effective August 19, 2022.

“Emilie’s passion for entrepreneurship, technology, and scaling mission-oriented businesses has helped build some of the most influential technology companies of the last two decades,” said Todd McKinnon, Okta’s CEO and co-founder. “We are excited to welcome her expertise and perspective to Okta’s board of directors as we build the world’s digital identity standard.”

“It’s clear that identity is at the heart of every industry and every digital interaction. I look forward to working with Okta as the company executes on its mission of freeing anyone to safely use any technology and creating a world where your identity belongs to you,” said Choi.

About Emilie Choi

Ms. Choi serves as President and Chief Operating Officer at Coinbase Global, Inc., where she has worked since March 2018, previously as Vice President of Business, Data and International. She also served as a member of the board of directors of ZipRecruiter, Inc., Naspers Limited and Prosus N.V., a subsidiary of Naspers Limited.

Previously, Ms. Choi served as the Vice President and Head of Corporate Development at LinkedIn Corporation from 2009 to 2018. Prior to LinkedIn Corporation, Ms. Choi held leadership roles in corporate development, strategy, and operations at Warner Bros. Entertainment Inc. from 2007 to 2009. She also worked in corporate development and strategy at Yahoo! Inc. from 2003 to 2005 and began her career as a Senior Analyst in Investment Banking at Legg Mason Wood Walker, Inc. from 2000 to 2003.

Ms. Choi holds a B.A. in Economics from the Johns Hopkins University and an M.B.A from the Wharton School at the University of Pennsylvania.

About Okta

Okta is the leading independent identity provider. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With more than 7,000 pre-built integrations to applications and infrastructure providers, Okta provides simple and secure access to people and organizations everywhere, giving them the confidence to reach their full potential. More than 15,800 organizations, including JetBlue, Nordstrom, Siemens, Slack, Takeda, Teach for America, and Twilio, trust Okta to help protect the identities of their workforces and customers.

Investor Contact:

Dave Gennarelli

investor@okta.com

Media Contact:

Kyrk Storer

press@okta.com